Exhibit a(34)

VALIC COMPANY I

ARTICLES OF AMENDMENT

VALIC COMPANY I, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by redesignating the Broad Cap Value Income Fund, a series of the Corporation’s common stock, par value $0.01 per share, as the “Systematic Value Fund.” Any reference to the Broad Cap Value Income Fund in the Charter shall be changed to “Systematic Value Fund.”

SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation, and the amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective as of the 1st day of October, 2019.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of the officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested to by its Secretary on this 1st day of October, 2019.

ATTEST:	VALIC COMPANY I

/s/ Amber Kopp	By: /s/ Kathleen D. Fuentes
Name: Amber Kopp	Name: Kathleen D. Fuentes
Title: Assistant Secretary	Title: Vice President, Chief Legal
Officer and Secretary

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